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                                                                Exhibit 10.36(k)
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                            VIISAGE TECHNOLOGY, INC
                                30 PORTER ROAD
                        LITTLETON, MASSACHUSETTS 01460

                               November 3, 2001

Mr. Thomas J. Colatosti
Viisage Technology, Inc.
30 Porter Road
Littleton, Massachusetts 01460

Dear Tom,

     I am pleased to offer you a three-year extension of your employment as President and Chief Executive Officer of Viisage Technology, Inc. (the "Company") commencing November 3, 2001. The terms of the extension are as follows:

1.   Base Salary:  $275,000 per year, subject to annual review by the
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     Compensation Committee of the Board of Directors.

2.   Bonus: Up to 50% of your base salary, based on annual performance criteria
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     to be established by the Compensation Committee.

3.   Stock Options:   The Company shall grant you options to purchase 600,000
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     Shares of common stock of the Company at an exercise price of $3.0625 per share pursuant to the Company's Amended and Restated 1996 Management Stock Option Plan. These options shall vest according to the following schedule:

          (a) Options to purchase 300,000 shares shall vest in thirty-six increments on the first day of each month commencing December 1, 2001, and continuing thereafter for the next thirty-five months. The first increment shall be for 8,345 shares and the remaining thirty-five increments shall be for 8,333 shares. These options shall accelerate upon a change in control of the Company, as defined in the option agreement relating to such shares.

          (b) The remaining options to purchase 300,000 shares shall vest in three increments of 100,000 shares. The first increment shall vest when and if the average NASDAQ price of the Company's common stock for any twenty consecutive trading days reaches $10.00 per share; the second increment shall vest when and if the average NASDAQ price reaches $20.00 for any twenty consecutive trading days; and the third increment shall vest when and if the average NASDAQ price reaches $30.00 for any twenty consecutive trading days.
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Mr. Thomas J. Colatosti
November 3, 2001
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          (c)   In all cases, the vesting of these options is conditioned on your being employed by the Company on the vesting date.

          (d) These options are in addition to any options which you have been granted prior to the date of this agreement.

4.   Benefits:  You will continue your participation in the Company's executive
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     employee benefit plans as in effect from time to time.  A summary of the current executive benefits has been furnished to you.

5.   Severance Agreement:  If your employment is terminated by the Company, the
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     Company will continue to pay your then current base salary in accordance with regular payroll practices for six months following the termination date; provided that no severance payments shall be made if your employment with the Company is terminated for "cause" or if executive employment (which makes reasonably appropriate use of your skills and experience) at your then current base salary is offered to you within ten days of the termination date for that six month period by Lau Technologies or one of its affiliates. Further, upon the termination of your employment by the Company, you will be entitled to receive any bonus earned pursuant to
     Section 2 above for the period prior to the termination date. "Cause" shall mean you have (i) been convicted of or entered a plea of no contest relating to any illegal act that materially and adversely reflects upon the business, affairs or reputation of Viisage, or (ii) materially neglected to discharge your responsibilities as an executive employee of Viisage, provided that any termination under this clause (ii) shall occur only after the written notice to you and an opportunity to cure such breach within 30 days of such notice.

6.   Noncompetition and Nonsolicitation.
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          (a)  During your employment with the Company and for one year after the termination of your employment with the Company, whether for cause or otherwise, you will not (unless otherwise approved in writing by the Chairman of the Company) for yourself or on behalf of any other person or entity, directly or indirectly, engage in any business activity relating to "developing biometric products." "Developing biometric products" shall mean involvement in or management of research, developing software, integrating systems, supporting customers, developing technologies, developing business or business relations, and development of services for or related to any or all of the following: identification cards, drivers licenses, image-based security systems, image-based fraud detection systems, fingerprint analysis, hand geometry analysis, any biometric system, and any biometric technology.
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Mr. Thomas J. Colatosti
November 3, 2001
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          (b)   During your employment with the Company and for one year after the termination of your employment with the Company, whether for cause or otherwise, you will not (unless otherwise approved in writing by the Chairman of the Company) for yourself or on behalf of any other person or entity, directly or indirectly, solicit, employ or engage any person who was employed by the Company at any time during the six month period prior to the termination of your employment with the Company or becomes an employee of the Company at any time during the six month period after said termination.

          (c) In addition to any other remedies available to it, the Company will have the right to seek injunctive or other equitable relief to prevent any violation of this Section 6.

          (d) This Section 6 shall supersede any prior agreement between the Company and you as to noncompetition or nonsolicitation.

7.   Miscellaneous.  Subject to Section 6(d), you will continue to be bound by
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     the intellectual property and confidentiality agreement you previously executed and delivered to the Company. This agreement may only be modified by a written instrument executed by the Company and you. This agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to choice of law provisions. The failure of either party to exercise any right or the waiver by either party of any breach, will not prevent a subsequent exercise of such right or be deemed a waiver of any later breach of the same or any other term of this agreement. If any provision of this agreement is held to be invalid, illegal, or unenforceable, such provision will only be modified to the extent required to be enforceable under applicable law.

     If the terms of this extension is acceptable, please indicate your acceptance and agreement by countersigning below.

                                             Very truly yours,

                                             /s/ Denis K. Berube

                                             Denis K. Berube
                                             Chairman
AGREED AND ACCEPTED:

/s/ Tom Colatosti

Tom Colatosti
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Mr. Thomas J. Colatosti
November 3, 2001
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